   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                               AVANT! CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            94-3133226
  (State or Other Jurisdiction       (I.R.S. Employer Identification
      of Incorporation or                        Number)
         Organization)

                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 GERALD C. HSU
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               AVANT! CORPORATION
                             46871 BAYSIDE PARKWAY
                           FREMONT, CALIFORNIA 94538
                                 (510) 413-8000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:
                         ROBERT V. GUNDERSON, JR., ESQ.
                            STEVEN M. SPURLOCK, ESQ.
                           ANTHONY J. MCCUSKER, ESQ.
                            GUNDERSON DETTMER STOUGH
                      VILLENEUVE FRANKLIN & HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 321-2400
                           --------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED         SECURITY(1)           PRICE(1)        REGISTRATION FEE
Common Stock, $0.001 par value......   1,256,005 shares         $17.25          $21,666,086.25        $6,023.17

(1) The price of $17.25 per share, which was the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 18, 1998 is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 1998

                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK

                               ------------------

THIS PROSPECTUS RELATES TO THE PUBLIC OFFERING OF 1,256,005 SHARES OF THE COMMON
     STOCK OF AVANT! CORPORATION. THIS OFFERING IS NOT BEING UNDERWRITTEN.

                            ------------------------

           INVESTING IN THE COMMON STOCK INVOLVES CONSIDERABLE RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES PASSED UPON THE
       ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    From time to time, the shares (the "Shares") of Common Stock (the "Common Stock") may be offered by certain stockholders (the "Selling Stockholders") of Avant! Corporation ("Avant!" or the "Company") in transactions (i) on the Nasdaq National Market, (ii) in privately negotiated transactions, or (iii) by a combination of such methods of sale. Such sales may occur at fixed prices that are subject to change, at prevailing market prices or at negotiated prices.

    Selling Stockholders may sell Shares through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both. Selling Stockholders may also sell Shares to broker-dealers buying for their own account, and these broker-dealers may receive similar compensation from such Selling Stockholders. Compensation received by such broker-dealers may exceed that which is considered customary. See "Selling Stockholders" and "Plan of Distribution."

    Avant! will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

                            ------------------------

    On November 18, 1998, the closing bid price of the Company's Common Stock on the Nasdaq National Market was $17.25 per share. The Common Stock is traded on the Nasdaq National Market under the symbol "AVNT."

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER   , 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           3

Risk Factors...............................................................................................           4

Use of Proceeds............................................................................................          17

Selling Stockholders.......................................................................................          18

Plan of Distribution.......................................................................................          22

Description of Capital Stock...............................................................................          23

Legal Matters..............................................................................................          27

Experts....................................................................................................          27

Available Information......................................................................................          28

Information Incorporated by Reference......................................................................          28

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

    THIS PROSPECTUS, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS. STATEMENTS CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27 OF THE SECURITIES ACT AND SECTION 21 OF THE EXCHANGE ACT, INCLUDING WITHOUT LIMITATION STATEMENTS REGARDING AVANT!'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO AVANT! ON THE DATE HEREOF, AND AVANT! ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. A FORWARD-LOOKING STATEMENT INVOLVES A PREDICTION, THE ACCURACY OF WHICH IS SUBJECT TO RISKS AND UNCERTAINTIES. AVANT!'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH IN THIS PROSPECTUS UNDER "RISK FACTORS." YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED IN THE "RISK FACTORS" SECTION, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN, BEFORE MAKING AN INVESTMENT DECISION.

                                  THE COMPANY

    Avant! Corporation ("Avant!" or the "Company") develops, markets and supports integrated circuit design automation ("ICDA") software (also known as electronic design automation or "EDA") for the physical design of high-density, high-performance integrated circuits ("ICs"). Our product architecture is designed to solve the problems inherent in submicron (less than 1.0-micron feature size) and deep submicron (less than 0.5-micron feature size) IC design. When compared to previous generations of ICDA software, our products offer improved time-to-market, reduced development and manufacturing costs and enhanced IC performance. Our products--Aquarius, Apollo, Hercules, Planet, H-spice, Polaris and Star-- are designed to be compatible with the most commonly used ICDA tools and to be easily integrated into our customer's existing design environment and methods. We market our products to major customer accounts worldwide through our direct sales force, distributors and manufacturer's representatives, and we offer comprehensive customer service, training and support. End users of our products include a number of leading electronics companies, such as Matsushita, Motorola, National Semiconductor, Fujitsu, Toshiba, Mitsubishi, Hitachi, Samsung and Sony. Our principal executive offices are located at 46871 Bayside Parkway, Fremont, California 94538, and our telephone number is (510) 413-8000.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE INVESTING IN THE COMMON STOCK. ALL STATEMENTS, TREND ANALYSIS AND OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS RELATIVE TO MARKETS FOR AVANT!'S PRODUCTS AND TRENDS IN TOTAL REVENUES, GROSS MARGIN AND ANTICIPATED EXPENSE LEVELS, AS WELL AS OTHER STATEMENTS INCORPORATING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT" AND "INTEND" AND OTHER SIMILAR EXPRESSIONS, CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO BUSINESS AND ECONOMIC RISKS, AND AVANT!'S ACTUAL RESULTS OF OPERATIONS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS APPLY TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

LITIGATION RISK

    Avant! and its subsidiaries are engaged in various litigation matters, including:

    - A civil action brought by Cadence Design Systems, Inc.;

    - A criminal complaint filed against Avant! and certain of its employees by the Santa Clara County District Attorney's office;

    - A grand jury investigation;

    - Securities class action claims stemming from Cadence litigation and the criminal complaint;

    - Civil actions brought by Silvaco Data Systems, Inc.;

    - A civil action brought by Katherine Ngai Pesic and Ivan Pesic; and

    - A civil action brought by Microunity Systems Engineering, Inc.

The results of these various matters could seriously harm Avant!'s business, financial condition and results of operations.

    CADENCE LITIGATION.

    On December 6, 1995, Cadence Design Systems, Inc. ("Cadence") filed an action against Avant! and certain of its officers in the United States District Court for the Northern District of California alleging:

    - Copyright infringement;

    - Unfair competition;

    - Misappropriation of trade secrets;

    - Conspiracy;

    - Breach of contract;

    - Inducing breach of contract; and

    - False advertising.

The essence of the complaint is that certain of Avant!'s employees who were formerly Cadence employees allegedly misappropriated and improperly copied source code for certain important functions of Avant!'s place and route products from Cadence, and that Avant! has allegedly competed unfairly by making false statements concerning Cadence and its products. The action also alleges that Avant! induced certain individual defendants to breach their agreements of employment and confidentiality with Cadence. A trial date has not been set. On July 25, 1997, the District Court stayed the Cadence civil action pending completion of the criminal proceedings described below, except for limited discovery on certain matters approved by the District Court. Avant! posted a $5 million bond pending the resumption of the civil action. In an order dated May 21, 1998, the District Court continued the stay previously entered.

    In addition to actual and punitive damages, which were not quantified by Cadence, Cadence is seeking to enjoin the sale of Avant!'s place and route products pending trial of the action. On March 18, 1997, the District Court granted in part and denied in part Cadence's motion for a preliminary injunction. Cadence appealed the order denying a preliminary injunction. On September 23, 1997, the United States Court of Appeals for the Ninth Circuit overruled the District Court's denial of Cadence's motion with respect to Avant!'s ArcCell product, a product Avant! no longer sells, and held that a preliminary injunction should be granted against the further sale of the ArcCell product. The Court of Appeals did not enjoin Avant!'s Aquarius place and route products, but rather remanded this aspect of Cadence's motion to the District Court for further consideration. The Court of Appeals stated that, if Avant!'s Aquarius products are determined to infringe Cadence products, the sale of Aquarius products should be enjoined. Avant! requested a rehearing on the issue, but on November 21, 1997, the Ninth Circuit denied this request. On December 19, 1997, the District Court entered an injunction against continued sales or licensing of any product or work copied or derived from Cadence's Design Framework II, specifically including, but not limited to, ArcCell products. The injunction also barred Avant! from possessing or using any copies or any portion of the source code or object code for ArcCell or any other product, to the extent that portion is copied or derived from Cadence's Design Framework II. (Avant! had stopped selling or licensing ArcCell products or code in mid 1996.) The injunction also required Avant! to inform its customers of the injunction, to obtain confirmation as to whether the customers have a functioning copy of ArcCell or other such product, and to provide certain information to the court. On January 25, 1998, the District Court entered a modified preliminary injunction "to remove any implication that the Company's customers are authorized by the preliminary injunction to continue to use the enjoined products without exposure to claims of copyright violation." Cadence continues to claim that Avant!'s Aquarius products infringe Cadence's Design Framework II and the District Court is allowing Cadence to take discovery concerning Avant!'s Aquarius and Apollo products. At the December 19, 1997 hearing, the District Court did not rule on Cadence's request to enjoin the sale, license or support of Avant!'s Aquarius place and route products from which Avant! derives a significant portion of its total revenue. On February 28, 1998, the District Court requested an additional briefing regarding whether Aquarius should be enjoined. On May 21, 1998, the District Court entered an order denying Cadence's request to enjoin the sale of Aquarius and denying Cadence's request to lift the stay of the civil action. On July 8, 1998, Cadence applied again for an injunction against the sale of Aquarius on the basis that Aquarius contains code that is substantially similar to Cadence's Design Framework II and that Aquarius contains specific protected ideas from Cadence's Design Framework II. On October 28, 1998, the District Court held a hearing on Cadence's motion for a preliminary injunction against Aquarius. The judge also heard argument about whether and to what extent the stay of the civil case should be lifted. The judge did not rule on either issue. It is possible that the District Court will grant a preliminary injunction with respect to the sale or use of the Aquarius products, and such a ruling would seriously harm Avant!'s business, financial position and results of operations.

    On January 16, 1996, Avant! filed a counterclaim against Cadence alleging:

    - Antitrust violations;

    - Racketeering;

    - False advertising;

    - Defamation;

    - Trade libel;

    - Unfair competition;

    - Unfair trade practices;

    - Negligent and intentional interference with prospective economic advantage; and

    - Intentional interference with contractual relations.

On December 19, 1997, Avant! stipulated to temporarily dismissing its counterclaim in order to file more detailed allegations. Avant! refiled its counterclaim on January 29, 1998. The District Court's May 21, 1998 order also stayed Avant!'s counterclaims against Cadence.

    Avant! believes it has defenses to all of Cadence's claims and intends to defend itself vigorously. If, however, Avant!'s defenses are unsuccessful, Avant! may ultimately be permanently enjoined from selling certain place and route products and may be required to pay damages to Cadence. In addition, upon further consideration by the District Court, Avant! could be preliminarily enjoined from selling its Aquarius or Apollo place and route products. In such event, Avant!'s business, financial condition and results of operations would be seriously harmed. In addition, it is likely that an adverse judgment against Avant! would result in a steep decline in the market price of Avant!'s Common Stock. Although it is reasonably possible that Avant! may incur a loss upon conclusion of these claims, an estimate of any loss or range of loss cannot be made, based on information Avant! presently possesses. An adverse judgement, if granted on any claim, would seriously harm Avant!'s business, financial position and results of operations. Furthermore, it is possible that Avant!'s relationships with its customers and/or partners will be seriously harmed in the future as a result of the Cadence litigation.

    CRIMINAL COMPLAINT.

    The Santa Clara County District Attorney's office is also investigating the allegations of misappropriation of trade secrets set forth in Cadence's lawsuit, described above. On April 11, 1997, the Santa Clara County District Attorney filed a criminal complaint alleging felony level offenses for allegedly violating various California Penal Code Sections relating to the theft of trade secrets against, among others, Avant! and the following employees and/or directors of Avant!:

    - Gerald C. Hsu, President, Chief Executive Officer and Chairman of the Board of Directors;

    - Y. Eric Cho, a former officer and former member of the Board of Directors;

    - Y. Z. Liao, Corporate Fellow;

    - Stephen Wuu, CEO Staff Operations;

    - Leigh Huang, Marketing Manager; and

    - Eric Cheng, Research and Development Manager.

Avant! and the individuals listed above have pleaded not guilty and are awaiting further proceedings. Avant! and the individual defendants have filed a motion to recuse the District Attorney's office from prosecuting the case.

    In October 1998, the District Attorney informed the defendants in the criminal action that a grand jury is investigating certain possible offenses, including:

    - Theft of trade secrets;

    - Conspiracy to commit trade secret theft;

    - Making payments, promises, or offers in exchange for trade secrets;

    - Fraud in the failure to disclose theft of trade secrets in relation with the offer of stock; and

    - Whether the alleged offenses resulted in a loss in excess of $2.5 million.

    The criminal complaint or the grand jury investigation could result in additional defense costs and criminal fines against Avant!, as well as the potential incarceration of certain members of its management team. Such outcomes would seriously harm Avant!'s business, financial condition and results of operations and may also result in:

    - Canceled or postponed orders;

    - Increased future expenditures;

    - The loss of management and other key personnel;

    - Additional stockholder litigation; and

    - Loss of goodwill.

    SILVACO LITIGATION.

    In March 1993, Meta Software Inc. ("Meta"), which Avant! acquired in October 1996 and which is now a wholly owned subsidiary of Avant!, filed a complaint in the Superior Court of California for Santa Clara County against Silvaco Data Systems, Inc. and related parties (collectively, "Silvaco") seeking monetary damages and injunctive relief. Meta's complaint alleged, among other things, that Silvaco breached its representation agreement with Meta by withholding customer payments for products and services that had been delivered, and by failing to pay royalties on software that Silvaco sold to others. In August 1995, Meta was awarded $529,828 under the Superior Court's judicial arbitration program. Both parties rejected the award and requested a trial de novo on the issues involved. In August 1995, Silvaco filed a cross-complaint against Meta alleging, among other things, that Meta owed Silvaco royalties and license fees pursuant to a product development and marketing program and unpaid commissions related to Silvaco's sale of Meta's products and services under such program. Meta filed an answer to the cross-complaint denying the allegations contained therein. In July 1996, Silvaco filed a first amended cross-complaint, adding Shawn Hailey, then the President, Chief Executive Officer and a major shareholder of Meta, and, from October 1996 when Meta was acquired by Avant! until July 1997, the Senior Vice President of Avant!'s Silicon Division, as a personal defendant, and further alleging:

    - Defamation;

    - Interference with economic advantage;

    - Unfair competition; and

    - Abuse of process by acts or statements made by Meta or its agents.

    In August 1997, the Superior Court entered a default judgment against Mr. Hailey for failure to timely answer the complaint. In October 1997, Mr. Hailey's application for relief from the default judgment was denied. In August 1997, the Superior Court entered a default judgment against Meta as to the defamation and interference with economic advantage claims. On October 31, 1997, Meta's application for relief from the default judgment was denied. On October 28, 1997, Silvaco first presented its theory of damages and a trial began on November 3, 1997. On November 4, 1997, the Superior Court dismissed Meta's remaining affirmative claims. On November 5, 1997, the Superior Court awarded Silvaco $20 million in damages against Mr. Hailey and Meta related to the defamation and interference with economic advantage claims, and on November 6, 1997, the Superior Court awarded Silvaco $11.4 million in damages related to the unfair competition claim. On November 12, 1997, the Superior Court awarded nominal damages to Silvaco related to the product development claim. Silvaco's claims based on the marketing program and abuse of process were dismissed. A default judgment in the aggregate amount of $31.4 million was entered against Avant!. Avant! filed appeals on behalf of Mr. Hailey, and, on its own behalf. As required, Avant! posted a bond on behalf of itself and Mr. Hailey in excess of the amount necessary to satisfy the judgment. The bond is collateralized by a $23,583,000 letter of credit.

    Meta intends to pursue all remedies available to it in connection with the litigation with Silvaco. Meta believes it has substantial appellate issues that could cause the judgment to be reversed and remanded to the trial court for further proceedings. Should Meta be permitted to participate fully in further trial court proceedings, Meta believes it would have substantial defenses to Silvaco's claims. However, such remedies may not be successful. Although it is reasonably possible Avant! will incur a loss in relation to this claim, it is currently unable to estimate the actual loss or range of loss. Payment of the damages previously awarded, and damages which may be awarded in the future, would seriously harm Avant!'s business, financial condition and results of operations.

    On March 31, 1998, Silvaco filed an additional lawsuit, against Avant! and Roy Jewell, Avant!'s CEO Staff, Corporate Development, in the Superior Court of California for Santa Clara County. The second amended complaint alleges causes of action for:

    - Defamation;

    - Negligent and intentional interference with economic advantage;

    - Unfair competition;

    - Lanham Act violations; and

    - Consumer fraud.

The alleged causes of action are based on statements allegedly made by Avant! that Silvaco claims disparaged Silvaco and its TCAD products. Silvaco is seeking $20 million in compensatory damages, punitive damages and an injunction. Avant! believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible that Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the plaintiffs, and such a judgment would seriously harm Avant!'s business, financial condition and results of operations.

    PESIC LITIGATION.

    In September 1996, Katherine Ngai Pesic and Ivan Pesic commenced an action in the Superior Court of California for Santa Clara County naming as defendants Avant! (as successor in interest to Meta), Shawn Hailey, Meta's former Chief Executive Officer, and Thomas N. White, Jr. and George S. Cole, both of whom were Meta's former counsel in the Meta v. Silvaco matter discussed above. The action asserts claims for invasion of privacy under California common law and the California Constitution and seeks compensatory and punitive damages. Avant! has answered the complaint, but no trial date has been set. Avant! believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible that Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event that Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the plaintiffs, and such a judgment could seriously harm Avant!'s business, financial condition and results of operations.

    MICROUNITY LITIGATION.

    On October 14, 1997, Microunity Systems Engineering, Inc. ("Microunity") filed in the United States District Court for the Northern District of California a complaint against Precim Corporation ("Precim"). Precim was a wholly owned subsidiary of Technology Modeling Associates ("TMA"), which was acquired by Avant! in January 1998. This lawsuit alleges liability for:

    - Patent infringement;

    - Unfair competition; and

    - Tortious interference with prospective economic advantage.

The action requests unspecified damages and an injunction against Precim. Precim has answered the complaint and filed counterclaims against Microunity seeking a declaration that the patents at issue are invalid and that Precim does not infringe. Trial has been scheduled for September 20, 1999. Precim believes it has defenses to these claims and intends to defend itself vigorously. Although it is reasonably possible that Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss. In the event Precim's defenses are unsuccessful, Precim may be required to pay damages to the plaintiffs, and such a judgment could seriously harm Avant!'s business, financial condition and results of operations.

    SECURITIES CLASS ACTION CLAIMS.

    On December 15, 1995, Paul Margetis and Helen Margetis filed in the United States District Court for the Northern District of California a securities fraud class action complaint against Avant!. In addition, on December 19, 1995, Fred Tarca filed in the United States District Court for the Northern District of California a class action complaint against Avant! for violations of the federal securities laws. These class action lawsuits allege certain securities law violations, including omissions and/or misrepresentation of material facts. The alleged omissions and/or misrepresentations are largely consistent with those outlined in the Cadence claim, described above. In February 1997, plaintiff Tarca voluntarily dismissed his action and the Margetis plaintiffs were certified as class representatives in their action. On July 25, 1997, a federal judge stayed the Margetis action, except for certain documentary and third-party discovery, pending resolution of the Cadence suit.

    On May 30, 1997, Joanne Hoffman filed in the United States District Court for the Northern District of California a purported class action alleging securities claims on behalf of purchasers of Avant!'s stock between March 29, 1996 and April 11, 1997, the date of the filing of the criminal complaints against Avant! and six of its employees and/or officers. Plaintiff alleges that Avant! and various of its officers misled the market as to the likelihood of criminal charges being filed and as to the validity of the Cadence allegations. Avant! moved to dismiss the Hoffman complaint for failure to state a claim, but the District Court in December 1997 denied the motion. The District Court has also granted plaintiff's motions for appointment as lead plaintiff, and to certify the case as a class action. Recently, the District Court granted Avant!'s motion to consolidate or coordinate the Hoffman action for pretrial purposes with the earlier-filed Margetis action.

    Avant! believes it has defenses to all of the securities class action claims described above, and intends to defend itself vigorously. It is possible, however, that Avant!'s defenses will not be successful. Although it is reasonably possible that Avant! will incur a loss in relation to these claims, it is currently unable to estimate the actual loss or range of loss, either individually or in aggregate. In the event Avant!'s defenses are unsuccessful, Avant! may be required to pay damages to the securities class action plaintiffs, and such a judgment would seriously harm Avant!'s business, financial condition and results of operations.

UNCERTAINTY RELATING TO INTEGRATION OF MULTIPLE OPERATIONS AND PRODUCT LINES

    Avant! has recently acquired interHDL, Inc. ("interHDL") and ACEO Technology, Inc. ("ACEO"). The integration of interHDL's and ACEO's business and personnel presents difficult challenges for Avant!'s management. While Avant!'s management believes that the combination of Avant!, interHDL and ACEO can be effected in a manner that will realize the value of the combined entities, it is possible that Avant!'s management will not effectively manage these business combinations to realize the anticipated synergies.

    Avant! acquired interHDL and ACEO, among other reasons, in order to achieve potential benefits from combining Avant!'s, interHDL's and ACEO's respective expertise and product lines. Realization of these potential benefits will require, among other things, integrating the companies' respective product offerings and coordinating the combined company's sales and marketing and research and development efforts. Avant! and its newly acquired companies each have different systems and procedures in various operational areas that must be integrated. Avant! may not be successful in completing such integration effectively, expeditiously or efficiently. The difficulties of such integration may be increased by the necessity of coordinating geographically separated divisions, integrating personnel with disparate business backgrounds and combining different corporate cultures. The integration of certain operations will require the dedication of management resources, temporarily distracting attention from Avant!'s day-to-day business. The business of the combined company may also be disrupted by employee uncertainty and lack of focus during the integration process. Accordingly, Avant! may not be able to retain all of its key technical, sales and other key personnel. Avant!'s failure to effectively integrate its operations with its newly acquired companies could seriously harm Avant!'s business, financial condition and results of operations.

MANAGEMENT OF EXPANDING OPERATIONS

    Avant! has experienced periods of rapid growth and significant expansion of its operations that have placed a significant strain upon its management systems and resources. In addition, Avant! has recently hired a significant number of employees, and plans to further increase its total headcount. Avant! also plans to expand the geographic scope of its customer base and operations. This expansion has resulted and will continue to result in substantial demands on Avant!'s management resources. Avant!'s ability to compete effectively and to manage future expansion of its operations, if any, will require Avant! to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. Avant! may not be successful in addressing such risks, and the failure to do so would seriously harm Avant!'s business, financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL

    Avant!'s future operating results depend in significant part upon the continued service of key management and technical personnel. Few of Avant!'s employees are bound by employment or non-competition agreements, and due to the intense competition for such personnel, as well as the uncertainty caused by the integration of Avant!'s businesses, it is possible that Avant! will fail to retain such key technical and managerial personnel. There are only a limited number of qualified ICDA engineers, and competition for such individuals is intense. If Avant! is unable to attract, hire and retain qualified personnel in the future, the development of new products and the management of our increasingly complex business would be impaired. This would seriously harm Avant!'s business, operating results and financial condition. Additionally, if the criminal complaint filed relating to the matters underlying the pending litigation between Avant! and Cadence results in a loss of Avant! personnel, then Avant!'s business, financial condition and results of operations would be seriously harmed. See "Risk Factors-- Litigation Risk."

COMPETITION

    The ICDA software market in which Avant! competes is intensely competitive and subject to rapid change. Avant! currently faces competition from major ICDA vendors, including Cadence, which currently holds a dominant share of the market for IC physical design software, Synopsys, Inc. ("Synopsys") and Mentor Graphics Corporation ("Mentor"). As Avant! expands its product offerings to include other library generation tools and other EDA tools, it will compete increasingly with these EDA vendors. Each of these major ICDA vendors has a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than Avant!. In addition, each of these competitors will likely be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products than Avant!. These competitors also have established relationships with current and potential customers of Avant!, and they can devote substantial resources aimed at preventing Avant! from enhancing relationships with existing customers or establishing relationships with potential customers. Moreover, the ICDA software industry is undergoing a trend toward consolidation that is expected to result in large, more financially flexible competitors with a broad range of product offerings. Alliances among competitors could present particularly formidable competition to Avant! by combining their resources.

    Furthermore, because there are relatively low barriers to entry in the software industry, Avant! expects additional competition from other established and emerging companies. Competition from EDA companies that currently offer only functional or logic design products and that choose to enter the physical design market could present particularly formidable competition due to:

    - their relationships with Avant!'s current and potential customers;

    - their ability to offer a complete integrated IC design solution which Avant! does not currently offer; and

    - their knowledge of the EDA industry.

    Avant!'s current or potential competitors may develop products comparable or superior to those developed by Avant! or adapt more quickly than Avant! to new technologies, evolving industry trends or changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could seriously harm Avant!'s business, operating results or financial condition. Avant! may be unable to compete successfully against current and future competitors, and competitive pressures faced by Avant! could seriously harm Avant!'s business, operating results and financial condition.

    Avant! also competes with the internal ICDA development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors, such as Avant!.

    Avant! believes that the principal competitive factors on which it competes in its market include:

    - First to market capabilities;

    - Product performance;

    - Price;

    - Support of industry standards;

    - Ease of use; and

    - Customer technical support and service.

    Avant! believes that it currently competes favorably overall with respect to these factors.

    In addition, competitors and potential competitors may resort to litigation as a means of competition. Cadence has initiated litigation against Avant! and certain of its officers and employees alleging trade secret misappropriation and other claims. See "--Litigation Risk." It is possible that other competitors of Avant!, in particular Cadence, may initiate additional litigation against Avant! and its officers, directors, employees or consultants. The pending litigation against Avant! and any future litigation against Avant! or its employees, regardless of the outcome, may result in substantial costs and expenses and significant diversions of effort by Avant!'s technical and management personnel. Any such litigation could seriously harm Avant!'s business, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The quarterly operating results of Avant! have varied, and it is anticipated that the quarterly operating results of Avant! will vary, substantially from period to period depending on various factors, many of which are outside Avant!'s control. Factors that could affect Avant!'s quarterly operating results include:

    - The outcome of the litigation described in the "Risk Factors--Litigation Risk" section;

    - Increased competition;

    - The size, timing and structure of significant licenses;

    - The timing of revenue recognition under our time-based license agreements;

    - The timing of new or enhanced product announcements, introductions, or delays in the introductions of new or enhanced versions of Avant!'s products;

    - Changes in pricing policies by Avant! or its competitors;

    - Market acceptance of new and enhanced versions of Avant!'s products;

    - Conditions in the semiconductor industry;

    - Cancellation of time-based licenses or maintenance agreements;

    - The unavailability of technology of third parties;

    - The mix of direct and indirect sales;

    - Changes in operating expenses;

    - Changes in Avant!'s strategy;

    - Personnel changes;

    - Economic conditions in the Asian and other markets;

    - Avant!'s ability to continue to market its products in Asian and other markets;

    - Foreign currency exchange rates; and

    - General economic factors.

    Due to the foregoing factors, and particularly the variability of the size, timing and structure of significant licenses, quarterly revenue and operating results are difficult to forecast. In particular, Avant! has adopted a flexible pricing strategy pursuant to which Avant! offers both perpetual and time-based software licenses to customers, depending on customer requirements and financial constraints. Because each time-based license may have a different structure and could be subject to cancellation, future revenue is unpredictable.

    Avant!'s expense levels are based, in part, on expectations as to future revenue levels. Accordingly, net income, if any, may be disproportionately affected by a reduction in revenue in a quarter because only a small portion of Avant!'s expenses fluctuate with revenue. If revenue levels are below expectations, Avant!'s business, operating results and financial condition are likely to be seriously harmed. Such shortfalls in Avant!'s revenue or operating results from levels expected by public market analysts and investors could seriously harm the trading price of Avant!'s Common Stock. Additionally, Avant! may not learn of such revenue shortfalls, earnings shortfalls or other failure to meet market expectations until late in a fiscal quarter, which could result in an even more immediate and serious harm to the trading price of the Avant! common stock. In such event, the market price of Avant!'s Common Stock would be seriously harmed.

    Due to the foregoing, Avant! believes that period to period comparisons of their results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

POTENTIAL VOLATILITY OF STOCK PRICE

    The trading price of Avant!'s Common Stock has fluctuated significantly in the past, and the trading price of the Shares is likely to be highly volatile and could be subject to wide fluctuations in price in response to such factors as:

    - The outcome of the litigation described in the "Risk Factors--Litigation Risk" section;

    - Actual or anticipated fluctuations in Avant!'s operating results;

    - Announcements of technological innovations and new products by Avant! or its competitors;

    - New contractual relationships with strategic partners by Avant! or its competitors;

    - Proposed acquisitions by Avant! or its competitors; and

    - Financial results that fail to meet public market analyst expectations of performance.

    In addition, the stock market in general, and The Nasdaq National Market and the market for technology companies in particular has experienced extreme price and volume fluctuations that have often been related or disproportionate to the operating performance of such companies. These broad market and industry factors may seriously harm the market price of Avant! Common Stock in future periods.

LENGTHY SALES CYCLE

    Because of the substantial complexity and cost of Avant!'s products, licensing them to customers typically involves a significant technical evaluation and commitment of cash and other resources, with the attendant delays frequently associated with internal procedures to approve large expenditures and to evaluate and accept new technologies that affect key operations. In addition, certain of Avant!'s foreign customers have lengthy purchasing cycles that may increase the amount of time Avant! must dedicate to placing its products with these customers. For these and other reasons, the sales cycle associated with the licensing of Avant!'s products has been and is expected to continue to be lengthy and subject to a number of significant risks, including budgetary constraints and internal acceptance evaluations that are beyond Avant!'s control. Because of the lengthy sales cycle and the large size of customers' average orders, if revenue projected from a specific customer for a particular period is not realized in that period, Avant!'s operating results for that period could be seriously harmed.

PRODUCT CONCENTRATION

    During each of the years 1994-1997 Avant! derived substantially all of its total revenue from the licensing and support of the following products:

    - Aquarius (our cell-based place and route software product);

    - Apollo (our successor product to Aquarius);

    - Hercules (our hierarchical physical verification software product);

    - Star-Hspice (our circuit simulator);

    - Star-Sim (our high-capacity circuit simulation and high-accuracy timing analysis software); and

    - Polaris (our Verilog simulation product).

    Absent any extraordinary results from existing litigation, Avant! currently expects that these products will continue to account for a significant portion of its revenue for the foreseeable future. As a result, Avant!'s business, operating results and financial condition are significantly dependent upon the continued market acceptance of these products.

    Avant! believes that a number of conditions are necessary for continued market acceptance of our products. These conditions include:

    - Satisfactory performance of Avant!'s existing products;

    - Successful development of advanced features;

    - Easy adaptability into the user's design environment;

    - Continued demonstration of Avant!'s technical, managerial, service and support expertise; and

    - The customer's assessment of Avant!'s financial resources.

    A decline in demand for Avant's existing products as a result of competition, technological change or other factors, or Avant!'s failure to successfully market such products or any new or enhanced products on a profitable basis, could seriously harm Avant!'s business, financial condition and results of operations.

    Avant! derives a significant portion of its total revenue from the licensing and support of its Aquarius products which are the subject of pending litigation with Cadence. See "Risk Factors--Litigation Risk."

SUBSTANTIAL DEPENDENCE ON INTERNATIONAL SALES

    International revenue, principally from Asian customers, accounted for approximately 32%, 34%, 44% and 20% of Avant!'s total revenue in 1995, 1996, 1997 and the first nine months of 1998, respectively. Avant! expects that international license and service revenue, particularly in Asia, will continue to account for a significant portion of its total revenue. Avant!'s international business activities are subject to a variety of potential risks, including:

    - The impact of recessionary environments in foreign economies;

    - Longer receivables collection periods and greater difficulty in accounts receivable collection;

    - Difficulties in staffing and managing foreign operations;

    - Political and economic instability;

    - Unexpected changes in regulatory requirements;

    - Reduced protection of intellectual property rights in some countries; and

    - Tariffs and other trade barriers.

    Currency exchange fluctuations in countries in which Avant! licenses its products could also seriously harm Avant!'s business, financial condition and results of operations by resulting in pricing that is not competitive with products priced in local currencies. Furthermore, Avant! many not be able to continue to price its products and services internationally in U.S. dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect Avant!'s products and intellectual property rights to the same extent as do the laws of the United States. In addition, it is possible that Avant! may fail to sustain or increase revenue derived from international licensing and service or that the foregoing factors will seriously harm Avant!'s future international license and service revenue, and, consequently, seriously harm Avant!'s business, financial condition and results of operations.

DEPENDENCE UPON DISTRIBUTORS AND MANUFACTURER'S REPRESENTATIVES

    Avant! relies on distributors and manufacturer's representatives ("Third Party Sellers") for the licensing and support of its products in Asia. A substantial portion of Avant!'s international license and service revenue results from a limited number of these Third Party Sellers, although Avant! had no individual customer representing over 10% of revenue in any of the years 1994-1997, or the first nine months of 1998. In 1997, Avant! consolidated its Japanese sales channel by forming a distributor ("MainGate"), owned by Avant!, Gerald C. Hsu, Avant!'s Chairman of the Board, President and Chief Executive Officer, and other parties (including other Avant! employees and former employees of Avant!'s third party distributors). Avant!'s reliance on Third Party Sellers subjects it to a number of risks. For example, Avant!'s current Third Party Sellers or MainGate may not choose to or be able to market, service or support Avant!'s products effectively, economic conditions or industry demand may seriously harm these or other Third Party Sellers or these Third Party Sellers or MainGate may devote greater resources to marketing and supporting products of Avant!'s competitors. Additionally, because Avant!'s products are used by highly skilled professional engineers, a Third Party Seller must possess sufficient technical, marketing and sales resources in order to be effective and must devote these resources to a lengthy sales cycle, customer training and product service and support. Only a limited number of Third Party Sellers possess such resources. Accordingly, the loss of, or a significant reduction in revenue from, one of Avant!'s Third Party Sellers, or MainGate or any other Third Party Sellers on which Avant!'s revenues may, in the future, become dependent, could seriously Avant!'s business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE

    The ICDA industry is characterized by:

    - Extremely rapid technological change;

    - Frequent new product introductions and enhancements; and

    - Evolving industry standards and rapidly changing customer requirements.

    The evolving nature of the ICDA industry could render Avant!'s existing products and services obsolete. Avant!'s success will depend, in part, on its ability to:

    - Enhance its existing products and services;

    - Develop and introduce new products and services on a timely and cost-effective basis that will keep pace with technological developments and evolving industry standards; and

    - Address the increasingly sophisticated needs of its customers.

    Avant! may not successfully develop new products or enhance existing products that gain market acceptance or meet customer requirements or emerging industry standards. If Avant! is unable, for technical, legal, financial or other reasons, to adapt in a timely manner, in response to changing market conditions or customer requirements, its business, financial condition and results of operations could be seriously harmed. On occasion, Avant! has experienced delays in the scheduled introductions of new and enhanced products, and Avant! may be unable to introduce products on a timely basis in the future. Delays in the scheduled availability of products, for technological or other reasons, or a lack of market acceptance of such products, or Avant!'s failure to accurately anticipate customer demand, would seriously harm its business, financial condition and results of operations.

DEPENDENCE UPON SEMICONDUCTOR AND ELECTRONICS INDUSTRIES; GENERAL ECONOMIC AND
  MARKET CONDITIONS

    Avant! is dependent upon the semiconductor industry and, more generally, the electronics industry. Both of these industries are characterized by;

    - Rapid technological change;

    - Short product life cycles;

    - Fluctuations in manufacturing capacity; and

    - Pricing and gross margin pressures.

    Segments of these industries have from time to time experienced significant economic downturns characterized by decreased product demand, production over-capacity, price erosion, work slowdowns and layoffs. Over the past few years, these industries have experienced an extended period of significant economic growth. However, such economic growth in these industries may not continue, and if it does not, any downturn could be especially severe on Avant!. During such downturns, the number of new IC design projects often decreases. Because acquisitions of new licenses from Avant! are largely dependent upon the commencement of new design projects, any slowdown in these industries could seriously harm Avant!'s business, financial condition and results of operations. In addition, Avant!'s business, financial condition and results of operations may in the future reflect substantial fluctuations from period to period as a consequence of patterns and general economic conditions in either the semiconductor or electronics industry.

LIMITATIONS ON PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    Avant! relies on a combination of patents, trade secrets, copyrights, trademarks and contractual commitments to protect its proprietary rights in its software products. Avant! generally enters into confidentiality or license agreements with its employees, distributors and customers, and limits access to and distribution of its software, documentation and other proprietary information. Despite these precautions, a third party may still copy or otherwise obtain and use Avant!'s products or technology without authorization, or develop similar technology independently. In addition, effective patent, copyright and trade secret protection may be unavailable or limited in certain foreign countries. Avant! expects that software companies will increasingly be subject to infringement claims as the number of products and competitors in the ICDA industry grows and the functionality of products in different industry segments overlaps. In particular, Avant!'s current litigation with Cadence involves such infringement claims. Responding to such claims, regardless of merit, could consume valuable time, result in costly litigation, cause product shipment delays or require Avant! to enter into royalty or licensing agreements. Such royalty or licensing agreements, if available, may not be available on terms acceptable to Avant!. A forced license could seriously harm Avant!'s business, financial condition and results of operations.

RISK OF PRODUCT DEFECTS

    Software products as complex as those offered by Avant! may contain defects or failures when introduced or when new versions are released. Avant! has in the past discovered software defects in certain of its products and may experience delays or lost revenue to correct such defects in the future. Despite testing by Avant!, errors may still be found in new products or releases after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could seriously harm Avant!'s business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. During 1998, Avant! undertook an evaluation of its currently supported products to determine if they are Year 2000 compliant. The results of this evaluation revealed that most currently supported products are Year 2000 compliant. Avant! intends to upgrade or replace the currently supported products not currently Year 2000 compliant with fix patch or upgrade. Any failure by Avant! to make its products Year 2000 compliant could result in:

    - A decrease in sales of our products;

    - An increase in the allocation of resources to address the Year 2000 problems of our customers without additional revenue commensurate with such dedication of resources; and

    - An increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

    During 1998, Avant! conducted a preliminary review of our internal computer systems to identify the systems that could be affected by the Year 2000 issue and to develop a plan to resolve the issue. Avant! has adopted SAP R/3 software as an enterprise system managing its financial and logistical operations in the United States. SAP R/3 software has been certified by SAP as Year 2000 compliant. Some other third party software systems and applications currently used by Avant!, however, are not Year 2000 compliant. Avant! intends to stop using these software products or upgrade or replace them as part of Avant!'s growth plans. Avant! only performs Year 2000 compliance testing on its critical internal support systems. Inoperability related to Year 2000 problems of internal systems that are certified Year 2000 compliant by the vendor and not tested by Avant! could seriously harm Avant!'s operational efficiency. Avant! is also currently engaged in setting up a plan to make our European accounting system, currently not on SAP, Year 2000 compliant. Our failure to complete such work prior to December 31, 1999 could seriously harm our business, financial condition and results of operations. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase products and services such as those offered by us, which could seriously harm our business, operating results and financial condition.

    Avant! does not presently have a contingency plan for handling Year 2000 problems that are not detected and corrected prior to their occurrences. Upon completion of testing and implementation activities, Avant! will be able to assess the areas requiring contingency planning and expects to develop appropriate planning at that time. Any failure of Avant! to address any unforeseen Year 2000 problems would seriously harm Avant!'s business, financial condition and results of operations.

                                USE OF PROCEEDS

    Avant! will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information, as of November 13, 1998, with respect to the number of shares of Common Stock owned by the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

    The Shares being offered by the Selling Stockholders were acquired from the Company in the Company's acquisition of interHDL, pursuant to the Agreement and Plan of Reorganization dated November 4, 1998, as amended on November 12, 1998. The Common Stock was issued pursuant to an exemption from the registration requirements of the Securities Act. The Selling Stockholders represented to the Company that they were acquiring the Shares for investment and with no present intention of distributing the Shares.

    The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on The Nasdaq National Market or in privately-negotiated transactions. The Company has agreed to use its best efforts to keep such Registration Statement effective until November 13, 1999 or, if earlier, the date that all Shares have been sold.

    The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                     SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                            OWNED                                    OWNED
                                                      PRIOR TO OFFERING                        AFTER THE OFFERING
                                                    ---------------------     NUMBER OF     ------------------------
                                                    NUMBER OF                  SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING STOCKHOLDERS             SHARES    PERCENT(1)   BEING OFFERED     SHARES     PERCENT(1)
--------------------------------------------------  ---------  ----------   -------------   ----------   -----------
IRA ABRAMOV ......................................     1,907      *               1,907          0         *
  575 South Rengstorff Avenue #176
  Mountain View, California 94040

OFER ACHLER ......................................       572      *                 572          0         *
  3168 South Court
  Palo Alto, California 94306

RENEE ANDERSON ...................................     5,085      *               5,085          0         *
  707 Continental Circle #311
  Mountain View, California 94040

SANJAY BAJAJ .....................................     8,104      *               8,104          0         *
  548 Firloch Avenue #1
  Sunnyvale, California 94086

SUDHINDAR BALAKRISHNA ............................     3,016      *               3,016          0         *
  175 Calvert Drive #R-202
  Cupertino, California 95014

RICHARD ALLAN & SANDRA RAE BOSENKO LIVING            145,765      *             145,765          0         *
  TRUST ..........................................
  701 SE Columbia Shores Blvd. #320
  Vancouver, Washington 98661

JUSTINE W. CHEN ..................................     1,033      *               1,033          0         *
  6618 Mt. Holly Drive
  San Jose, California 95120

LILI A. CLAY .....................................       516      *                 516          0         *
  510 Walker Drive #7
  Mountain View, California 94043

PAUL COLWILL .....................................     2,582      *               2,582          0         *
  1550 Majorca Drive
  Morgan Hill, California 95037

                                                     SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                            OWNED                                    OWNED
                                                      PRIOR TO OFFERING                        AFTER THE OFFERING
                                                    ---------------------     NUMBER OF     ------------------------
                                                    NUMBER OF                  SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING STOCKHOLDERS             SHARES    PERCENT(1)   BEING OFFERED     SHARES     PERCENT(1)
--------------------------------------------------  ---------  ----------   -------------   ----------   -----------
ALAIN DARGELAS ...................................     5,681      *               5,681          0         *
  1957 California Street #23
  Mountain View, California 94040

DENNIS DECOSTE ...................................    47,675      *              47,675          0         *
  220 Wavecrest Avenue
  Santa Cruz, California 95060

RODNEY SCOTT DIXON ...............................     9,455      *               9,455          0         *
  22465 Linda Ann Court
  Cupertino, California 95014

WILLIAM A. DUKE ..................................     9,026      *               9,026          0         *
  1711 Santa Lucia Avenue
  San Bruno, California 94066

BRUCE EASTMAN ....................................    45,768      *              45,768          0         *
  1070 Bryant Avenue
  Mountain View, California 94040

ANTHONY H. FRANCOIS ..............................     2,244      *               2,244          0         *
  1081 Sargent Drive
  Sunnyvale, California 94087

DILIP GANPULE ....................................     6,674      *               6,674          0         *
  1655 Alexander Court
  Los Altos, California 94024

SAEID GHAFOURI ...................................   146,839      *             146,839          0         *
  1304 Tiffany Canyon Court
  San Jose, California 95120

CLAUDE B. HAGOPIAN ...............................       834      *                 834          0         *
  505 Cypress Point Drive #301
  Mountain View, California 94043

TYEE HARPSTER ....................................       178      *                 178          0         *
  680 Manzanita Way
  Woodside, California 94062

ANLING HSU .......................................       953      *                 953          0         *
  1275 Portland Avenue
  Los Altos, California 94024

JYH-HUEI HUANG ...................................       381      *                 381          0         *
  281 West Meadow Drive
  Palo Alto, California 94306

LAURIE ISAACSON ..................................    15,256      *              15,256          0         *
  P.O. Box 20670
  Castro Valley, California 94546

KEVIN JORGENSEN ..................................    23,837      *              23,837          0         *
  6587 Winterset Way
  San Jose, California 95120

DANIEL J. KOCHER .................................     9,535      *               9,535          0         *
  1272 Sharon Park Drive
  Menlo Park, California 94025

MEIR LEVINGER ....................................     5,721      *               5,721          0         *
  575 South Rengstorff Avenue Apt. #113
  Mountain View, California 94040

                                                     SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                            OWNED                                    OWNED
                                                      PRIOR TO OFFERING                        AFTER THE OFFERING
                                                    ---------------------     NUMBER OF     ------------------------
                                                    NUMBER OF                  SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING STOCKHOLDERS             SHARES    PERCENT(1)   BEING OFFERED     SHARES     PERCENT(1)
--------------------------------------------------  ---------  ----------   -------------   ----------   -----------
YAN LIN ..........................................     1,907      *               1,907          0         *
  427 Acalanes Drive Apt. 6
  Sunnyvale, California 94086

RUBEN MAGANAS ....................................       953      *                 953          0         *
  550 Piercy Road
  San Jose, California 94306

MEIRAV NITZAN ....................................     3,814      *               3,814          0         *
  575 South Rengstorff Avenue #148
  Mountain View, California 94040

DAN Z. PERI ......................................     7,469      *               7,469          0         *
  3418 South Court
  Palo Alto, California 94306

ARUN RAMACHANDRAN ................................    41,163      *              41,163          0         *
  7525 Heatherwood Drive
  Cupertino, California 95014

MARISSA REIS .....................................     3,814      *               3,814          0         *
  676 Bellflower #38
  Sunnyvale, California 94086

BEN RENDEL .......................................     2,860      *               2,860          0         *
  22 Tel Chai Str
  Ranana 43405
  Israel

RONALD A. ROHRER .................................    19,070      *              19,070          0         *
  2310 Vintage Hill Drive
  Durham, North Carolina 27712

MICHELLE ROSENBERG ...............................     1,787      *               1,787          0         *
  1039L El Monte Avenue #232
  Mountain View, California 94040

STEVEN E. SCHER ..................................     1,986      *               1,986          0         *
  137 Dartmouth Drive #4
  San Mateo, California 94402

BEN SHELEF .......................................       953      *                 953          0         *
  19046 Laurel Drive
  Los Gatos, California 95033

RAJVIR SINGH .....................................   157,407      *             157,407          0         *
  1055 Fremont Avenue
  Los Altos, California 94024

SWADESH SINGH ....................................        47      *                  47          0         *
  1055 Fremont Avenue
  Los Altos, California 94024

DANIEL C. SKILKEN ................................     1,907      *               1,907          0         *
  17960 Andrews Street
  Monte Sereno, California 95030

JEFFREY L. SOBIERAJ ..............................     5,244      *               5,244          0         *
  36 Via Di Nola
  Laguna Niguel, California 92677

WARREN STAPLETON .................................    31,465      *              31,465          0         *
  15935 Camino Del Cerro
  Los Gatos, California 95032

                                                     SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                            OWNED                                    OWNED
                                                      PRIOR TO OFFERING                        AFTER THE OFFERING
                                                    ---------------------     NUMBER OF     ------------------------
                                                    NUMBER OF                  SHARES       NUMBER OF
NAME AND ADDRESS OF SELLING STOCKHOLDERS             SHARES    PERCENT(1)   BEING OFFERED     SHARES     PERCENT(1)
--------------------------------------------------  ---------  ----------   -------------   ----------   -----------
WARREN STAPLETON AND PAMELA STAPLETON ............     7,866      *               7,866          0         *
  15935 Camino Del Cerro
  Los Gatos, California 95032

ELIEZER STERNHEIM ................................   345,326      1.05%         345,326          0         *
  3489 South Court Street
  Palo Alto, California 94306

YONA STERNHEIM ...................................        47      *                  47          0         *
  3489 South Court Street
  Palo Alto, California 94306

LEK TAYLOR .......................................     2,065      *               2,065          0         *
  2305 Old Post Way
  San Jose, California 95132

PETER S. TESHIMA .................................    41,080      *              41,080          0         *
  2947 Shannon Court
  Santa Clara, California 95051

ASHWATH THIRUMALAI ...............................     2,065      *               2,065          0         *
  100 North Whisman Road, #230
  Mountain View, California 94043

TRICONT ASSOCIATES, LTD. .........................    68,652      *              68,652          0         *
  P.O. Box 3412
  Jerusalem, Israel 91033

JEFFREY M. WEINBERG ..............................     4,628      *               4,628          0         *
  1239 Sabal Drive
  San Jose, California 95132

JEFFREY M. WEINBERG & MELINDA L. WEINBERG ........     2,840      *               2,840          0         *
  1239 Sabal Drive
  San Jose, California 95132

VANCE WILLIAM ....................................       953      *                 953          0         *
  1402 East San Fernando Street
  San Jose, California 95116
                                                    ---------      ---      -------------        -            -

  TOTALS..........................................  1,256,005     3.82%       1,256,005          0         *
                                                    ---------      ---      -------------        -            -
                                                    ---------      ---      -------------        -            -

------------------------

*   Less than 1%

(1) Based upon 32,868,662 shares of Common Stock outstanding on November 13, 1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Avant!'s outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

    The Company is registering the Shares offered by the Selling Stockholders hereunder pursuant to contractual registration rights contained in the Registration Rights Agreement, dated November 13, 1998, by and among the Company and the Selling Stockholders (the "Registration Rights Agreement"). The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time as described below. The Company has agreed to use its best efforts to keep such Registration Statement effective until November 13, 1999 or, if earlier, the date that all the Shares have been sold.

    The Company will receive no proceeds from this offering. The Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the over-the-counter market, on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

    In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under Securities Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if it acts as agent for the purchase of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold Shares. Brokers-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

    Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.

    The Selling Stockholders will pay all commissions and other expenses associated with the sale of Shares by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company under the Registration Rights Agreement, and the Company has agreed to bear certain expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has not made any underwriting arrangements with respect to the sale of Shares offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of Avant! consists of 50,000,000 shares of Avant! Common Stock, and 5,000,000 shares of Preferred Stock ("Preferred Stock"), $.0001 par value. As of November 13, 1998, there were 32,868,662 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

    Holders of shares of Avant! Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to the preferences that may be applicable to any outstanding Preferred Stock, holders of Avant! Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Avant! Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of Avant!, holders of Avant! Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the Preferred Stock, if any, then outstanding. Holders of Avant! Common Stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the Common Stock. All outstanding shares of Avant! Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    Avant!'s Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Avant! Board of Directors has the authority to cause Avant! to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the stockholders. In connection with the Rights Agreement (described below), Avant! has authorized a series of 75,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock. For a description of the terms of the Series A Junior Participating Preferred Stock, see "--Preferred Stock Rights Plan." The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Avant! without further action by the stockholders and could adversely affect the rights and powers, including voting rights, of the holders of Avant! Common Stock. In certain circumstances, this could have the effect of decreasing the market price of the Avant! Common Stock. At present, Avant! has no plans to issue any of the Preferred Stock.

ANTITAKEOVER EFFECTS OF RIGHTS PLAN, PROVISIONS OF THE CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    PREFERRED STOCK RIGHTS PLAN

    On September 4, 1998, the Board of Directors of Avant! declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on October 2, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from Avant! one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), of Avant!, at a price of $100.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between Avant! and Harris Trust Company of California, as Rights Agent (the "Rights Agent").

    Until the earlier to occur of (A) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or, in the case of (i) a Grandfathered Stockholder, as defined in the Rights Agreement, other than a Second Tier Grandfathered Stockholder, as defined in the Rights Agreement, 20%, or (B) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by each Amerindo Holder, as defined in the Rights Agreement, plus 1%, or more of the outstanding Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or, in the case of (i) a Grandfathered Stockholder other than a Second Tier Grandfathered Stockholder, 20%, or (ii) a Second Tier Grandfathered Stockholder, the greater of 15% or such percentage as is beneficially owned by each Amerindo Holder plus 1%, or more of such outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificate with a copy of this Summary of Rights attached thereto.

    The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date or upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on September 4, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Avant!, in each case, as described below.

    The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

    The number of outstanding Rights and the number of one one-thousandths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

    Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a quarterly dividend payment of 1000 times the dividend declared per share of

Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to an aggregate payment of 1000 times the aggregate payment made per share of Common Stock. Each Preferred Share will have 1000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which Common Stock is exchanged, each Preferred Share will be entitled to receive 1000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

    Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

    From and after the occurrence of an event described in Section 11(a)(ii) of the Rights Agreement, if the Rights evidenced by this Right Certificate are or were at any time on or after the earlier of (x) the date of such event and (y) the Distribution Date (as such term is defined in the Rights Agreement) acquired or beneficially owned by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement), such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights.

    In the event that, at any time after an entity becomes an Acquiring Person, Avant! is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any entity becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its Affiliates and Associates (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right. If Avant! does not have a sufficient number of shares of Common Stock to satisfy such obligation to issue Common Stock, or if the Board of Directors so elects, Avant! shall deliver upon payment of the exercise price of a Right an amount of cash or securities equivalent in value to the Common Stock issuable upon exercise of a Right; provided that, if Avant! fails to meet such obligation within 30 days following the later of (x) the first occurrence of an event triggering the right to purchase Common Stock and (y) the date on which Avant!'s right to redeem the Rights expires, Avant! must deliver, upon exercise of a Right but without requiring payment of the exercise price then in effect, Common Stock (to the extent available) and cash equal in value to the difference between the value of the Common Stock otherwise issuable upon the exercise of a Right and the exercise price then in effect. The Board of Directors may extend the 30-day period described above for up to an additional 60 days to permit the taking of action that may be necessary to authorize sufficient additional shares of Common Stock to permit the issuance of Common Stock upon the exercise in full of the Rights.

    At any time after any entity becomes an Acquiring Person and prior to the acquisition by any person or group of a majority of the outstanding shares of Common Stock, the Board of Directors of Avant! may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Preferred Share, which may, at the election of Avant!, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

    At any time prior to the time any entity becomes an Acquiring Person, the Board of Directors of Avant! may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption

Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

    The terms of the Rights may be amended by the Board of Directors of Avant! without the consent of the holders of the Rights, except that from and after such time as any person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Avant!, including, without limitation, the right to vote or to receive dividends.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Avant! without conditioning the offer on the Rights being redeemed. However, the Rights should not interfere with any tender offer or merger approved by Avant! because the Rights may be redeemed by the Board of Directors at any time prior to such time as any entity becomes an Acquiring Person.

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Avant!'s Certificate of Incorporation provides that all stockholder action must be effected at a duly called meeting and not by a consent in writing. In addition, Avant!'s Amended and Restated Bylaws do not permit stockholders of Avant! to call a special meeting of stockholders and also require stockholders to give timely prior notice for director nominations or other business that a stockholder wishes to properly bring before a meeting of stockholders. These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Avant!. Such provisions are intended to enhance the likelihood of continuity and stability in the composition of the Avant! Board of Directors and in the policies formulated by the Avant! Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Avant!. In addition, these provisions are designed to reduce the vulnerability of Avant! to an unsolicited acquisition proposal and are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Avant!'s shares and, as a consequence, they also may inhibit fluctuations in the market price of Avant!'s shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of Avant!.

    DELAWARE ANTITAKEOVER STATUTE

    Avant! is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                                 LEGAL MATTERS

    The legality of the securities offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

    The consolidated balance sheets of Avant! and its subsidiaries as of December 31, 1997 and 1996 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 are incorporated herein by reference in reliance upon the reports of KPMG Peat Marwick LLP and Arthur Andersen LLP, independent certified public accountants, and upon the authority of said firms as experts in accounting and auditing.

    No dealer, salesperson, Selling Stockholders or any other person has been authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of the Prospectus.

                             AVAILABLE INFORMATION

    Avant! is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The public may obtain information on the operation of the Public Reference Section of the Commission by calling the Commission at 1-800-SEC-0300. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission web site also contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, exhibits and schedules, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements contained in this Prospectus regarding the contents of any contract or other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

                     INFORMATION INCORPORATED BY REFERENCE

    The following documents previously filed by the Company with the Commission (File No. 0-25864) are hereby incorporated by reference and made a part of this
Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    2. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

    3. The Company's Current Reports on Form 8-K dated January 30, 1998, September 18, 1998 and November 19, 1998;

    4.  The Company's Current Report on Form 8-K/A dated June 11, 1998; and

    5. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on April 12, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering to which this Prospectus relates shall be deemed to be incorporated by reference and made a part of this Prospectus as of their respective filing dates. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies, supersedes or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

    The information relating to the Company contained in this Prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference herein.

    Upon written or oral request, the Company will provide without charge to each person, including any beneficial owner, to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests should be submitted in writing or by telephone at
(510) 413-8000 to General Counsel, Avant! Corporation, at the principal executive offices of the Company, 46871 Bayside Parkway, Fremont, California 94538.

                            ------------------------

   This Prospectus includes trademarks of the Company and other corporations.

                            ------------------------

                                1,256,005 SHARES
                               AVANT! CORPORATION
                                  COMMON STOCK

                               ------------------

                               NOVEMBER   , 1998

                            ------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration Fee............  $ 6,023.17
Legal Fees and Expenses........................................  150,000.00
Accounting Fees and Expenses...................................   25,000.00
Transfer Agent and Registrar Fees..............................    2,500.00
Miscellaneous..................................................    1,476.83
                                                                 ----------
  Total........................................................  $185,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the DGCL, Avant!'s Certificate of Incorporation ("Certificate") contains a provision to limit the personal liability of the directors of Avant! for violations of their fiduciary duty as a director. This provision eliminates each director's liability to Avant! or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Avant! or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    Article XI of Avant!'s Certificate and Article VII, Section 6 of Avant!'s Bylaws provide for indemnification of the officers and directors of Avant! to the fullest extent permitted by applicable law.

    Avant! has entered into indemnification agreements with each director and executive officer which provide indemnification to such directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors' and officers' liability insurance.

ITEM 16. EXHIBITS.

    The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

    (a) Exhibits

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and of Reorganization dated November 4, 1998, as amended on November 12, 1998, by and among the Company, Artemis Merger Corporation and interHDL, Inc. (1)

       3.1*  Amended and Restated Certificate of Incorporation, as amended to date.

       3.2   Amended and Restated Bylaws. (2)

       3.3   Certificate of Designation. (3)

       4.1   Registration Rights Agreement, dated November 13, 1998.

       4.2   Specimen Common Stock Certificate. (4)

       4.3   Rights Agreement, dated September 4, 1998 between the Company and Harris Trust Company of California.
             (3)

       5.1   Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

      23.1   Consent of KPMG Peat Marwick LLP.

      23.2   Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (included in the opinion filed as Exhibit 5.1).

      23.3   Consent of Arthur Andersen LLP.

      24.1   Power of Attorney (reference is made to the signature page of this Registration Statement).

------------------------

 *  To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form 8-K filed with the SEC on November 19, 1998.

(2) Incorporated by reference from the Company's Registration Statement on Form 8-K filed with the SEC on September 18, 1998.

(3) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the SEC on September 18, 1998.

(4) Incorporated by reference from the Company's Registration Statement on Form S-1 (File No. 33-91128) as declared effective on June 6, 1995.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 20th day of November, 1998.

                              AVANT! CORPORATION

                              By:          /s/ GERALD C. HSU
                                     ------------------------------
                                             Gerald C. Hsu
                                         CHAIRMAN OF THE BOARD,
                                     PRESIDENT AND CHIEF EXECUTIVE
                                                OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Gerald C. Hsu and Charles
L. St. Clair, and each of them, the lawful attorneys and agents, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents determine may be necessary or advisable or required to enable Avant! Corporation, a Delaware corporation, to comply with the Securities Act, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

    IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                        TITLE                     DATE
------------------------------  ---------------------------  --------------------

      /s/ GERALD C. HSU         Chairman of the Board,
------------------------------    President and Chief         November 20, 1998
        Gerald C. Hsu             Executive Officer

                                Head of Finance and
       /s/ LINDA CHINN            Administration (Principal
------------------------------    Financial and Accounting    November 20, 1998
         Linda Chinn              Officer)

          SIGNATURE                        TITLE                     DATE
------------------------------  ---------------------------  --------------------

      /s/ ERIC A. BRILL
------------------------------  Director                      November 20, 1998
        Eric A. Brill

   /s/ CHARLES L. ST. CLAIR
------------------------------  Director                      November 20, 1998
     Charles L. St. Clair

     /s/ MORIYUKI CHIMURA
------------------------------  Director                      November 20, 1998
       Moriyuki Chimura